EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT*

Name	State or Other Jurisdiction of Incorporation or Organization	Names Under Which Subsidiary Does Business

AquaVenture Capital Limited	British Virgin Islands	AquaVenture Capital Limited
Seven Seas Water (Trinidad) Unlimited	Republic of Trinidad and Tobago	Seven Seas Water (Trinidad) Unlimited
Aqua Ventures Holdings Curaçao N.V.	Curaçao	Aqua Ventures Holdings Curaçao N.V.
AquaVenture Water Corporation	British Virgin Islands	AquaVenture Water Corporation
AquaVenture (BVI) Holdings Limited	United Kingdom	AquaVenture (BVI) Holdings Limited
Seven Seas Water Limited	British Virgin Islands	Seven Seas Water Limited
Quench USA, Inc.	Delaware	Quench USA, Inc.
Seven Seas Water Corporation	Delaware	Seven Seas Water Corporation

* Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of the registrant are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.